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     CONTACTS:
     Susan G. Gaffney                                   Veronica L. Rosa
     Investor Relations                                 Investor Relations
     610-408-7292                                       610-408-7196
     sgaffney@ikon.com                                  vrosa@ikon.com
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      IKON OFFICE SOLUTIONS COMMENTS ON FIRST QUARTER EARNINGS EXPECTATION

            NEW INITIATIVES LEAD TO IMPROVEMENT IN GROSS MARGINS AND

                   STABILIZATION IN UNDER-PERFORMING REGIONS


VALLEY FORGE, PENNSYLVANIA -- JANUARY 19, 1999 -- IKON Office Solutions (NYSE:
IKN) announced today that it anticipates first quarter earnings to exceed the First Call consensus estimate of $.05 per share for the quarter ending December 31, 1998. Based on preliminary results the Company expects earnings per share to be in the range of $.12 to $.15, excluding a gain from asset securitization of $.04 to $.06 per share. Revenues are expected to be in the range of $1.36 billion to $1.39 billion, excluding the gain from asset securitization of $12 million to $16 million.

At this time the Company does not feel it appropriate, based on a single quarter of performance and the balance of the initiatives being rolled out, to adjust its full-year earnings expectation. The Company's complete first quarter earnings report will be released on January 27, 1999.

The better than expected profitability results from improved gross profits on both equipment and aftermarket sales, as well as the initial turnaround in the Company's under-performing regions.

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Sales results for the first quarter reflect the transitional impact of the
Company's efforts to change its mix of business to more high-margin products and services, and the focus on profitability and stabilization which has resulted in the elimination of some unprofitable revenue streams.

IKON Office Solutions (www.ikon.com) is one of the world's leading office
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technology companies, providing customers with total office solutions from copier and printing systems, computer networking and digital document services to copy center management, technology training and electronic file conversion. With fiscal 1998 revenues of $5.6 billion, IKON has more than 1,000 locations in the U.S., Canada, Mexico, the United Kingdom, France, Germany and Denmark.

This news release includes information that may constitute forward-looking statements made pursuant to the safe harbor provisions of the federal securities laws. Although IKON believes the expectations contained in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove correct. This information is subject to risk and uncertainties such as those relating to conducting activities in a competitive environment; delays, difficulties, management transitions and employment issues associated with consolidation of business operations; managing the integration of acquired companies; risks and uncertainties associated with implementation of a preferred vendor program and general economic conditions. Therefore, actual results may differ materially from the forward-looking statements.

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